                                                                    Exhibit 11.0
                                                                    ------------

                      SPECIALTY PRODUCTS & INSULATION CO.
                  COMPUTATION OF PROFORMA EARNINGS PER SHARE
                     (In thousands, except per share data)

                                  For the Year Ended         For the Three Months Ended
                                  December 31, 1998                March 31, 1998
Net income - Basic and Diluted       $    3,007                    $      503
                                     ==========                    ==========
Shares:
Weighted average number
 of shares outstanding                2,913,547                     2,913,547

Number of shares whose
 proceeds will be used
 to pay the dividend                    953,637(1)                    953,637(1)
                                     ----------                    ----------
            Total                     3,867,184                     3,867,184
                                     ==========                    ==========
Pro Forma Earnings Per Share-
 Basic and Diluted                   $     0.78                    $     0.13
                                     ==========                    ==========

     (1) Assumes $11 offering price per share and a $10,490,000 dividend to be paid to the parent company